UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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Sonoco Products Company

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Dear Sonoco Shareholder:

We are contacting you to make sure you are aware of a very important issue facing Sonoco shareholders and encourage you to vote your proxy in advance of Sonoco’s 2015 annual meeting scheduled for April 15, 2015.

The Board of Directors recommends you vote FOR the election of six directors; ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and the advisory non-binding resolution to approve executive compensation.

However, after careful evaluation and consideration, the Board recommends you vote AGAINST Proposal 4, which is asking the Board to take steps necessary to begin to reorganize our Board of Directors into a single class with each director subject to annual election.

The proxy details the Board’s statement of opposition to Proposal 4 on pages 60 to 62, and ultimately concludes that Proposal 4 is not in the best interest of Sonoco or our shareholders. Let us briefly outline the Board’s reasons to vote against this proposal.

First, our Board is committed to a long-term, sustained approach to building shareholder value. Having a classified board supports this approach. Long-term focus is critical to our sustained growth and has enabled us to pay and consistently increase dividends for 90 consecutive years, while returning approximately $1.5 billion to shareholders over the past 10 years.

In addition, our current board structure provides continuity of leadership thus creating long-term accountability to our shareholders. Sonoco is a large diverse organization with approximately 21,000 employees working in 336 operations in 34 countries, serving customers in 85 nations. To effectively oversee our businesses, manage our risk, and plan for the future, it is critical that our directors develop an in-depth knowledge and understanding of our business and operations, and have some institutional understanding of what has worked in the past and what will not work.

Finally, our classified Board is our most significant leverage to help maximize shareholder value in the event of an unsolicited takeover proposal. Our classified Board provides us the leverage to negotiate effectively on behalf of all our shareholders. The independence and ability to negotiate effectively on behalf of shareholders would be lost if a potential acquirer were able to replace a majority of the Board with its own candidates in one election cycle. A classified Board does not, however, preclude a successful takeover offer if that is what shareholders desire.

Proponents of declassification appear to believe that declassification is appropriate for all companies—one size fits all—without regard to the specific facts and circumstances. An extensively researched recent independent study (Staggered Boards and Firm Valued, Revisited, Cremer, Litov and Sete, December 2013 and July 2014) challenges proponents’ view that classification reduces Board accountability. The underlying data for this study covers a longer time period—1978 to 2011—and more companies—3,023—than do studies that advance the arguments for declassification. This study concludes “firm value goes up upon the adoption of a staggered board and goes down upon removal of a staggered board.”

Our Board has enjoyed a good relationship with our shareholders over the years, and our directors recognize that they are accountable to all shareholders. For these reasons, the Board believes declassification is not in the best interest of all shareholders, and unanimously recommends a vote AGAINST Proposal 4 relating to board declassification.

If you have any questions, please don’t hesitate to contact our Investor Relations representative at 843 383 3450 or email corporate.communications@sonoco.com.

Sincerely,

Harris E. DeLoach, Jr.	M. Jack Sanders
Executive Chairman of the Board	President and Chief Executive Officer

1 North Second Street

Hartsville, SC 29550 US

sonoco.com